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                                                                    Exhibit 23.2

The Board of Directors
GoTo.com, Inc.
Pasadena, California


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement of GoTo.com, Inc. filed on Form S-8, pertaining to the registration of 6,820,893 additional shares of its common stock issuable under the 1998 Stock Plan and 1,365,577 shares of its common stock issuable under the 1999 Employee Stock Purchase Plan, of our report dated December 6, 1999, with respect to the financial statements of Cadabra Inc. as of and for the year ended December 31, 1998, which report appears in GoTo.com, Inc.'s Form 8-K/A dated March 15, 2000, filed with the Securities and Exchange Commission.



                                         /s/ FRANK, RIMERMAN & CO. LLP


San Jose, California
August 2, 2000



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